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                                                                 EXHIBIT p(1)(i)

                           BRANDES INVESTMENT PARTNERS

               AMENDMENT TO CODE OF ETHICS (DATED APRIL 1, 1997)
                             EFFECTIVE MARCH 1, 2000

The Code of Ethics for Brandes Investment Partners and affiliates, dated April 1, 1997, is amended hereby to include the following substantive provisions effective March 1, 2000.

I. Policy on Participation of Employee-Related Accounts in Initial Public Offerings, Hot IPOs and Private Placements

Initial Public Offerings ("IPO") and Hot IPOs.

         No Employee-Related Account may purchase any securities in an IPO or Hot IPO; provided, however, an Employee-Related Account may, upon the prior written approval of Brandes, participate in the following IPOs:

         (i) an IPO in connection with the de-mutualization of a savings bank or the de-mutualization of a mutual insurance company in which the holder of the Employee-Related Account owns a life insurance policy;

         (ii) an IPO of a spin-off company where the Employee-Related Account owns stock in the company that spins off the issuer;

         (iii) an IPO of a company in which the Employee-Related Account owns stock in the company and the stock was acquired through participation in a private placement previously approved by Brandes; and

         (iv) an IPO of the employer of the holder of the Employee-Related Account.

         An IPO generally means an offering of securities registered with the Securities and Exchange Commission ("SEC"), the issuer of which, immediately before the registration, was not required to file reports with the SEC. See, rule 17j-1(a)(6).

         Hot IPOs are securities of a public offering that trade at a premium in the secondary market whenever such secondary market begins.

Private Placements

         No Employee-Related Account may purchase any securities in a private placement except upon the prior written approval of Brandes.

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Procedures for Obtaining Prior Written Approval of the Firm with Respect to IPOs and Private Placements

         With respect to the participation in private placements or the permissible IPOs listed above, an Employee-Related Account may obtain "the prior written approval of Brandes" by first submitting a written request for approval to the Legal/Compliance Department using the Request to Participate in an IPO/Private Placement in an Employee-Related Account Form (attached hereto). The Legal/Compliance Department shall review the proposed transaction to determine whether the proposed transaction would create any material conflicts of interests. If the Legal/Compliance Department determines that the proposed transaction would create no material conflicts of interests, the Legal/Compliance Department shall then seek written approval for the transaction from two managing partners. Such written approval shall include written justification for the decision of the managing partners approving the transaction.

         Any person authorized to purchase securities in an IPO or private placement shall disclose that investment when s/he plays a part in any subsequent consideration by Brandes of an investment in the issuer of such securities.

II.      Information Required in Quarterly Employee Transaction Report

Each quarterly transaction report filed for the calendar quarter ending March 31, 2000 (due April 10, 2000), and for subsequent quarters must now include all information required under amended rule 17j-1(d)(1)(ii).(4) Quarterly Employee Transaction Reports shall be filed with the Legal/Compliance Department no later than 10 days after the end of a calendar quarter and must contain the following information:

  (A) With respect to any transaction during the quarter in a Security reportable under the Code in which the employee or Employee Related Person (as defined below) had any direct or indirect beneficial ownership:

         (1) The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Security involved;

         (2) The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

         (3) The price of the Security at which the transaction was effected;

         (4) The name of the broker, dealer or bank with or through which the transaction was effected; and

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         (4)      The additional information required under this amendment is:
(i) the date that the quarterly transaction report is filed; (ii) the name of any Employee Related Account established by an employee or Employee Related Person during that quarter; and (iii) the date the account was established. See, amended rule 17j-1(d)(1)(ii)(A)(5) and (B).

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         (5)      The date that the report is submitted by the employee.

  (B) With respect to any Employee Related Account established by the employee or Employee Related Person in which any Securities were held during the quarter for the direct or indirect benefit of the employee or Employee Related Person:

         (1) The name of the broker, dealer or bank with whom the employee or Employee Related Person established the account;

         (2)      The date the account was established; and

         (3)      The date that the report is submitted by the employee.

Note that employees need not file a quarterly transaction report if the information would duplicate information that Brandes has received in a broker's confirmation or account statement. See, amended rule 17j-1(d)(2)(v). Amended Quarterly Employee Transaction Reports will be distributed for subsequent reporting usage by March 31, 2000.

An Employee Related Person is any non-employee who has an Employee Related Account as defined in the Code to which the Code's pre-clearance and reporting procedures with respect to Securities transactions therein applies.

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REQUEST TO PARTICIPATE IN AN IPO/PRIVATE PLACEMENT IN AN EMPLOYEE-RELATED
ACCOUNT*

Date: _____________________

I,___________________, intend to subscribe in an initial public offering/Private
   NAME OF EMPLOYEE

Placement of the security referenced below for_____________________________-
                                                      NAME ON ACCOUNT
_____________account. I will execute the transaction only upon receiving prior
 ACCOUNT #
approval of the intended activity.

Security:_________________________

APPROVED [ ]       DENIED [ ]

Reviewed by:__________________________________   Date:________________________
               Legal/Compliance Department

Reviewed by:__________________________________   Date:_________________________
                    MANAGING PARTNER

Reviewed by:__________________________________   Date:_________________________
                    MANAGING PARTNER

Justification for Approval:

*Please attach prospectus or offering memorandum if available.

REMINDER: No Employee Related Account may sell a security purchased within the previous 60 calendar days, except a security held for at least 30 days may be sold at a loss.

                   LEGAL/COMPLIANCE DEPARTMENT - ORIGINAL COPY
                   EMPLOYEE - RETAIN COPY FOR PERSONAL RECORDS